Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Second Quarter 2015 Financial Results and Announces Plan to Reduce Costs and Propel Growth

Columbia, MD. July 30, 2015. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended June 30, 2015.
Overview:

•	Revenue of $125.7 million for second quarter of 2015 compared to $134.9 million for second quarter of 2014

•	Diluted earnings per share of $0.27 for second quarter of 2015 compared to $0.42 per share for second quarter of 2014

•	Cost reduction plan being implemented during the third quarter; estimated to result in approximately $10 million of annual cost savings, net of additional investments in global sales initiatives

•	Record backlog of $252 million at June 30, 2015 compared to $226 million at June 30, 2014

The Company’s revenue decreased $9.3 million or 7% during the second quarter of 2015 compared to the second quarter of 2014. The decline in revenue is largely attributable to a $13.2 million decrease due to the completion of alternative fuels projects in 2014 and a $3.3 million revenue decrease due to unfavorable changes in foreign currency exchange rates during the second quarter of 2015 compared to the second quarter in 2014. Excluding both of these items, the Company's revenue increased $7.2 million or 5% largely due to growth in the Sandy Training & Marketing segment which reported 25% organic revenue growth during the second quarter of 2015 due to a new contract with an existing automotive customer. This increase was partially offset by a $2.9 million or 13% revenue decline in the Performance Readiness Solutions segment primarily due to project completions.

Gross profit was $20.1 million, or 16.0% of revenue, for the second quarter of 2015 compared to $24.8 million, or 18.4% of revenue, for the second quarter of 2014. The decline in gross profit is largely attributable to the completion of alternative fuels projects in 2014. In addition, foreign currency exchange rate changes had a $0.5 million negative effect on reported gross profit during the second quarter. Income before income taxes was $7.4 million for the second quarter of 2015 compared to $13.8 million for the second quarter of 2014. Also contributing to the decline in earnings was a $0.7 million increase in medical benefits expense during the second quarter. Pre-tax income also includes $0.5 million of foreign currency transaction losses during the second quarter of 2015 which are included in other income (expense) on the consolidated statements of operations. When combined with the translation impact on gross profit, foreign currency rates adversely impacted pre-tax income by $1.0 million and earnings by $0.04 per share during the second quarter of 2015.

Net income was $4.7 million, or $0.27 per diluted share, for the second quarter of 2015 compared to $8.1 million, or $0.42 per diluted share, for the second quarter of 2014.

“GP Strategies' second quarter results were adversely impacted by the expected decline in our non-core alternative fuels business and by foreign currency fluctuations,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. "These factors mask the organic revenue growth we continued to experience in our core business during the quarter. To improve our operating margins, we are implementing significant cost cutting initiatives, targeted to result in $10 million of annual cost savings, to better align costs with revenues and achieve desired margins. We intend to also invest in attracting additional business leaders and launching new sales initiatives to enhance organic growth. In addition, we plan to return to our acquisition strategy which has contributed positively to GP Strategies' growth over the years.”

Balance Sheet and Cash Flow Highlights
As of June 30, 2015, the Company had cash and cash equivalents of $12.3 million compared to $14.5 million as of December 31, 2014. The Company had $31.1 million of long-term debt outstanding as of June 30, 2015. In addition, the Company had $28.8 million of short-term borrowings outstanding and $35.2 million of available borrowings under its line of credit as of June 30, 2015.

Cash provided by operating activities was $3.1 million for the six months ended June 30, 2015 compared to cash used in operating activities of $1.9 million for the same period in 2014.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on July 30, 2015. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-750-5845 or 212-231-2914, using conference ID number 21772857. A telephone replay of the call will also be available beginning at 12:00 p.m. on July 30th, until 12:00 p.m. on August 13th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21772857. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and backlog. The Company believes that EBITDA is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below. The Company calculates backlog as the total value of executed contracts (including subcontracts and purchase orders) minus the revenue recognized under those contracts through the backlog date. Although the conversion of backlog to revenue is subject to risks and uncertainties, the Company believes that backlog is a useful indicator regarding the future revenue of the Company from existing contracts. However, there is no standard system for compiling and calculating backlog, so our backlog may not be comparable with backlog measures reported by other companies. There is no GAAP financial measure comparable to backlog, therefore, a quantitative reconciliation of backlog is not provided.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2015	2014	2015	2014

Revenue	$125,665	$134,918	$240,918	$252,798
Cost of revenue	105,589	110,151	201,707	209,676
Gross profit	20,076	24,767	39,211	43,122
Selling, general and administrative expenses	12,007	11,462	23,606	23,051
Gain (loss) on change in fair value of contingent consideration, net	(55)	481	(258)	858
Operating income	8,014	13,786	15,347	20,929
Interest expense	306	77	671	282
Other income (expense)	(310)	68	(535)	257
Income before income tax expense	7,398	13,777	14,141	20,904
Income tax expense	2,684	5,664	5,320	8,474
Net income	$4,714	$8,113	$8,821	$12,430

Basic weighted average shares outstanding	17,178	19,144	17,169	19,142
Diluted weighted average shares outstanding	17,354	19,415	17,334	19,418
Per common share data:
Basic earnings per share	$0.27	$0.42	$0.51	$0.65
Diluted earnings per share	$0.27	$0.42	$0.51	$0.64

Other data:
EBITDA(1)	$9,688	$16,397	$18,864	$26,137

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2015	2014	2015	2014
Revenue by segment:
Learning Solutions (2)	$50,755	$50,201	$102,584	$93,940
Professional & Technical Services (2)	30,066	41,957	59,963	82,226
Sandy Training & Marketing	25,199	20,223	39,928	34,481
Performance Readiness Solutions (2)	19,645	22,537	38,443	42,151
Total revenue	$125,665	$134,918	$240,918	$252,798

Gross profit by segment:
Learning Solutions (2)	$8,387	$7,461	$16,734	$13,830
Professional & Technical Services (2)	5,829	10,775	12,242	18,715
Sandy Training & Marketing	3,427	3,298	5,403	5,208
Performance Readiness Solutions (2)	2,433	3,233	4,832	5,369
Total gross profit	$20,076	$24,767	$39,211	$43,122

Operating income by segment:
Learning Solutions (2)	$3,668	$2,924	$6,822	$4,749
Professional & Technical Services (2)	3,186	7,760	6,985	12,151
Sandy Training & Marketing	932	1,604	1,331	2,181
Performance Readiness Solutions (2)	283	1,017	467	990
Gain (loss) on change in fair value of contingent consideration, net	(55)	481	(258)	858
Total operating income	$8,014	$13,786	$15,347	$20,929

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(72)	$(2,638)	$3,125	(1,917)
Capital expenditures	(750)	(528)	(1,350)	(1,444)
Free cash flow	$(822)	$(3,166)	$1,775	(3,361)

(2)
Effective January 1, 2015, the Company made changes to its organizational structure and transferred the management responsibility of certain business units between segments, which changed the composition of certain of its operating segments. The changes primarily consisted of: (i) the Energy Services group became part of the Professional & Technical Services segment; (ii) certain business units providing leadership development offerings were transferred from the Learning Solutions segment to the Performance Readiness Solutions segment, (iii) a business unit which predominantly provides content development services to U.S. government and commercial clients transferred from the Professional & Technical Services segment to the Performance Readiness solutions segment; and (iv) two business units providing engineering and technical services in Europe were transferred from the Learning Solutions segment to the Professional & Technical Services segment. The Company reclassified the segment financial information above for the prior year period to reflect these changes and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,

	2015	2014	2015	2014
Net income	$4,714	$8,113	$8,821	$12,430
Interest expense	306	77	671	282
Income tax expense	2,684	5,664	5,320	8,474
Depreciation and amortization	1,984	2,543	4,052	4,951
EBITDA	$9,688	$16,397	$18,864	$26,137

(3)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$12,340	$14,541
Accounts and other receivables	96,793	99,638
Costs and estimated earnings in excess of billings on uncompleted contracts	41,869	30,211
Prepaid expenses and other current assets	16,952	15,967
Total current assets	167,954	160,357
Property, plant and equipment, net	7,398	7,864
Goodwill and other intangibles, net	132,875	136,292
Other assets	898	939
Total assets	$309,125	$305,452

Current liabilities:
Short-term borrowings	$28,798	$20,799
Current portion of long-term debt	13,333	13,333
Accounts payable and accrued expenses	57,677	59,018
Billings in excess of costs and estimated earnings on uncompleted contracts	19,706	23,670
Total current liabilities	119,514	116,820
Long term debt	17,778	24,444
Other noncurrent liabilities	10,424	12,463
Total liabilities	147,716	153,727
Total stockholders’ equity	161,409	151,725
Total liabilities and stockholders’ equity	$309,125	$305,452

© 2015 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925